Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 33-55553 of Fifth Third Bancorp on Form S-8 of our report dated June 28, 2011, relating to the financial statements of The Fifth Third Bancorp Master Profit Sharing Plan appearing in this Annual Report on Form 11-K of The Fifth Third Bancorp Master Profit Sharing Plan for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

June 28, 2011